Exhibit 3.05

State of Delaware

Secretary of State

Division of Corporations

Delivered 04:20 p.m. 12/07/2009

FILED 04:18 PM 12/07/2009

SRV 091075612 - 3856268 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

PETEL INCORPORATED

a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY;

FIRST: That a meeting of the Board of Directors of PETEL INCORPORATED resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be, and it is hereby is, amended by changing the article thereof numbered “FIRST” to read as follows:

“The name of this Corporation is Gleeworks, Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendments.

DATED: December 7, 2009	BY: /s/ David Morton
Signature of Authorized Officer

David Morton, CEO
Print/Type Name and Title